Filed Pursuant to Rule 424(b)(3)

Registration No. 333-275127

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 25, 2025)

$25,000,000

Common Stock

We have entered into a Sales Agreement (the “Sales Agreement”), dated as of October 6, 2023, with Roth Capital Partners, LLC (the “Sales Agent”), relating to the sale of shares of our common stock offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the Sales Agreement, under this prospectus supplement and the accompanying prospectus we may offer and sell shares of our common stock, $0.001 par value per share, having an aggregate offering price of up to $25,000,000 from time to time through or to the Sales Agent.

Our common stock is listed on The Nasdaq Capital Market under the symbol “CETY.” On November 25, 2025, the last reported sale price of our common stock on The Nasdaq Capital Market was $2.32 per share.

Sales of our common stock, if any, under this prospectus supplement may be made by any method deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Sales Agent is not required to sell any specific amount of securities, but will act as our sales agents, using commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us, consistent with their normal trading and sales practices, on mutually agreed terms set forth in the Sales Agreement. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The compensation to the Sales Agent for sales of common stock sold pursuant to the Sales Agreement is equal to up to 3.0% of the gross proceeds of the sales price per share. In connection with the sale of the common stock on our behalf, the Sales Agent will be deemed to be “underwriters” within the meaning of the Securities Act, and the compensation of the Sales Agent will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to the Sales Agent with respect to certain liabilities, including liabilities under the Securities Act.

Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell our securities in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million. As of November 25, 2025 the aggregate market value of our outstanding common stock held by non-affiliates, or public float, was approximately $8,299,967, based on 3,577,572 shares of our outstanding common stock that were held by non-affiliates on such date and a price of $2.32 per share, which was the price at which our common stock was last sold on the Nasdaq Capital Market on November 25, 2025 (a date within 60 days of the date hereof), calculated in accordance with General Instruction I.B.6 of Form S-3. During the 12 calendar months prior to and including the date of this prospectus, we have not offered and sold any of our securities pursuant to General Instruction I.B.6 of Form S-3.

Investing in our common stock involves a high degree of risk. Please read the information contained in and incorporated by reference under the heading “Risk Factors” beginning on page S-9 of this prospectus supplement, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement.

Clean Energy Technologies, Inc. is a company incorporated in the State of Nevada with operations in North America, Europe, and Asia, including in China. Our PRC Subsidiaries and Shuya, an entity in which we own a 49% equity interest, operate our natural gas trading operations in China to source and supply natural gas to industries and municipalities located in China. Throughout this prospectus, unless the context requires otherwise, (i) “the Company,” “we,” “us” and “our” refer to Clean Energy Technologies, Inc. on a consolidated basis with its wholly-owned subsidiaries, (ii) “the PRC Subsidiaries” refers specifically to those wholly-owned subsidiaries of ours located in the People’s Republic of China (including Hong Kong) and identified in the corporate structure diagram in the Prospectus Summary, and (iii) “Shuya” refers specifically to Sichuan Hongzuo Shuya Energy Limited.

We face various legal and operational risks and uncertainties due to our operations in China. Our PRC Subsidiaries and Shuya could be adversely affected by uncertainties with respect to the Chinese legal system. Rules and regulations in China can change quickly with little advance notice. The interpretation and enforcement of Chinese laws and regulations involve additional uncertainties. Since administrative and court authorities in China have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. In addition, the Chinese government exercises significant oversight and discretion over the conduct of the business of our PRC Subsidiaries and Shuya and may intervene in or influence their operations as the government deems appropriate to further regulatory, political and societal goals, which could result in a material change in their operations in China and/or the value of the securities we are registering for sale, including causing the value of such securities to significantly decline or become worthless. Furthermore, the Chinese government has recently exerted more oversight and control over overseas securities offerings and other capital markets activities and foreign investment in China-based companies. Any such actions, once taken by the Chinese government, could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. See “Risk Factors — Additional Risks Related to Our Operations in China – The PRC government exerts substantial influence over the manner in which we conduct our business operations. It may influence or intervene in our operations at any time as part of its efforts to enforce PRC law, which could result in a material adverse change in our operations and the value of the securities we are offering”; and “— The approval or record filing of the CSRC, CAC, or other PRC government authorities may be required in connection with this offering and our future capital raising activities under the PRC laws.”

Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. We do not believe that we, our PRC Subsidiaries or Shuya are directly subject to these regulatory actions or statements; however, because these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative rule making bodies in China will respond to them, or what existing or new laws or regulations will be modified or promulgated, if any, or the potential impact such modified or new laws and regulations will have on the daily business operations or ability to accept foreign investments of our PRC Subsidiaries and Shuya. On December 24, 2021, nine government agencies jointly issued the Opinions on Promoting the Healthy and Sustainable Development of Platform Economy, which provides that, among others, monopolistic agreements, abuse of dominant market position and illegal concentration of business operators in the field of platform economy will be strictly investigated and punished in accordance with the relevant laws. Neither our PRC Subsidiaries nor Shuya hold a dominant market position in their product markets and they have not entered into any monopolistic agreement. Neither have they received any inquiry from the relevant governmental authorities. The Cyberspace Administration of China (“CAC”), together with 12 other Chinese regulatory authorities, released the final version of the Revised Measures for Cybersecurity Review, or the Revised Cybersecurity Measures, in December 2021, which took effect on February 15, 2022. Pursuant to the Revised Cybersecurity Measures, critical information infrastructure operators procuring network products and services and online platform operators carrying out data processing activities, which affect or may affect national security, shall conduct a cybersecurity review pursuant to the provisions therein. In addition, online platform operators possessing personal information of more than one million users seeking to be listed on foreign stock markets must apply for a cybersecurity review. On November 14, 2021, the CAC published the Draft Regulations on the Network Data Security Administration (Draft for Comments) (the “Security Administration Draft”), which provides that data processing operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the relevant Cyberspace Administration of the PRC. We do not believe that our PRC Subsidiaries or Shuya are “online platform operators” within the meaning of the Revised Cybersecurity Measures, and neither our PRC Subsidiaries nor Shuya currently possess over one million Chinese users’ personal information and do not anticipate that they will be collecting over one million Chinese users’ personal information in the foreseeable future. In addition, neither our PRC Subsidiaries nor Shuya will be subject to Security Administration Draft if the Security Administration Draft is enacted as proposed, since they currently do not collect data that affects or may affect national security and we do not anticipate that our PRC Subsidiaries or Shuya will be collecting data that affects or may affect national security in the foreseeable future.

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and the relevant five guidelines, which became effective on March 31, 2023. The Trial Measures comprehensively reformed the existing regulatory regime for overseas offering and listing of PRC domestic companies’ securities and will regulate both direct and indirect overseas offering and listing of PRC domestic companies’ securities by adopting a filing-based regulatory regime. Pursuant to the Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. The Trial Measures provides that if the issuer meets both of the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by PRC domestic companies: (i) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies (the “Financial Condition”); and (ii) the principal parts of the issuer’s business activities are conducted in mainland China, or its principal place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China (the “Business Condition”).

As of the date of this prospectus, as advised by Beijing DeHeng Law Offices (“DeHeng”), we believe none of Clean Energy Technologies, Inc., any of the PRC Subsidiaries or Shuya are required to obtain the approval from, or complete the filing with, the CSRC for this offering. DeHeng has advised us that the Business Condition under the Trial Measures is not met because (i) three out of the four principal business activities of the Company, namely the Waste Heat Recovery Solutions, Waste to Energy Solutions, and the Engineering, Consulting and Project Management Solutions, are conducted outside mainland China; (ii) the principal places of business of the above business activities are located outside mainland China; and (iii) none of the key management personnel in charge of the business operations and management of the Company is a PRC citizen or has his or her usual place of residence located in mainland China. Due to the fact that the Business Condition and the Financial Condition are both required to be met to constitute an indirect listing as prescribed by the Trial Measures, DeHeng has advised us that we do not need to fulfil the CSRC filing procedure. Thus, none of Clean Energy Technologies, Inc., any of our PRC Subsidiaries or Shuya have submitted an application for approval for this offering with the CSRC pursuant to the Trial Measures. However, as the Trial Measures was newly published, there are substantial uncertainties as to the implementation and interpretation, and the CSRC may take a view that is contrary to our understanding of the Trial Measures. If we are required by the CSRC to submit and complete the filing procedures of this offering and listing, we cannot assure you that we will be able to complete such filings in a timely manner, or even at all, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless. Any failure by us to comply with such filing requirements under the Trial Measures may result in rectification, warnings, and a fine between RMB 1 million and RMB 10 million on our PRC Subsidiaries or Shuya, which could adversely and materially affect our business operations and financial outlook and could cause the value of our common stock to significantly decline or, in extreme cases, become worthless.

As of the date of this prospectus, these new laws and guidelines have not impacted the ability of our PRC Subsidiaries and Shuya to conduct business and accept foreign investments; however, if (i) we inadvertently conclude that permissions or approvals are not required from applicable PRC authorities or (ii) applicable laws, regulations, or interpretations change, and we are required to obtain such permissions or approvals in the future, our ability to conduct our business in China may be materially impacted, the interest of the investors may be materially and adversely affected and our common stock may significantly decrease in value.

In addition, we face risks associated with the Holding Foreign Companies Accountable Act, or HFCAA. Trading in our securities on U.S. markets, including Nasdaq, may be prohibited under the HFCAA if the Public Company Accounting Oversight Board, or PCAOB, determines that it is unable to inspect or investigate completely our auditor for two consecutive years. Pursuant to the HFCAA, the PCAOB issued a Determination Report on December 16, 2021, which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong because of positions taken by the authorities in those jurisdictions. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. On August 26, 2022, the PCAOB signed a Statement of Protocol Agreement with the CSRC and the Ministry of Finance (the “MOF”) of the PRC governing inspections and investigations of audit firms based in China or Hong Kong. On December 15, 2022, the PCAOB announced in the 2022 Determination its determination that the PCAOB was able to secure complete access to inspect and investigate accounting firms headquartered in mainland China and Hong Kong, and the PCAOB Board voted to vacate previous determinations to the contrary. Should the PCAOB again encounter impediments to inspections and investigations in mainland China or Hong Kong as a result of positions taken by any authority in either jurisdiction, including by the CSRC or the MOF, the PCAOB will make determinations under the HFCAA as and when appropriate. Our auditor, TAAD LLP, is headquartered in the United States, and, as a PCAOB-registered public accounting firms, it is required to undergo regular inspections by the PCAOB to assess its compliance with the laws of the U.S. and professional standards. TAAD LLP has been subject to PCAOB inspections and is not among the PCAOB-registered public accounting firms headquartered in the PRC or Hong Kong that are subject to PCAOB’s determination of having been unable to inspect or investigate completely. Notwithstanding the foregoing, if it is later determined that the PCAOB is unable to inspect or investigate our auditor completely, if there is any regulatory change or step taken by PRC regulators that does not permit our auditor to provide audit documentations located in China or Hong Kong to the PCAOB for inspection or investigation, or the PCAOB expands the scope of the Determination so that we are subject to the HFCAA, as the same may be amended, you may be deprived of the benefits of such inspection. Any audit reports not issued by auditors that are completely inspected or investigated by the PCAOB, or a lack of PCAOB inspections of audit work undertaken in China that prevents the PCAOB from regularly evaluating our auditors’ audits and their quality control procedures, could result in a lack of assurance that our financial statements and disclosures are adequate and accurate, which could result in limitation or restriction to our access to the U.S. capital markets, and trading of our securities, including trading on the national exchange and trading on “over-the-counter” markets, may be prohibited under the HFCAA and our securities may be delisted by an exchange. See “Risk Factors — Additional Risks Related to Our Operations in China – Recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to companies with operations in emerging markets upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our continued listing or future offerings of our securities in the U.S.”

Cash may be transferred within our organization in the following manners: (i) Clean Energy Technologies, Inc. may transfer funds to the PRC Subsidiaries and Shuya by way of capital contributions or loans, through intermediate holding subsidiaries or otherwise, as investments or lendings, (ii) the PRC Subsidiaries may make dividends or other distributions to Clean Energy Technologies, Inc. through intermediate holding companies or otherwise, and (iii) Shuya may make dividends or other distributions to Clean Energy Technologies, Inc., which indirectly owns a 49% equity interest in Shuya, through intermediate holding companies or otherwise. Our abilities to use cash held in PRC or in a PRC entity to fund operations or for other purposes outside of the PRC are subject to restrictions and limitations imposed by the PRC government. Current PRC regulations only permit a wholly foreign-owned enterprise, or WFOE, to pay dividends to its offshore parent company out of their retained earnings, if any, determined in accordance with Chinese accounting standards and regulations. In addition, the majority of the revenues of our PRC Subsidiaries and Shuya are collected in RMB. Thus, foreign exchange shortages and foreign exchange control may also limit their ability to pay dividends or make other payments or otherwise meet our obligations denominated in foreign currencies. Furthermore, we may lose our ability to fund operations or for other uses outside of Hong Kong using cash in Hong Kong or a Hong Kong entity if, in the future, the scope of the current restrictions and limitations applicable to PRC entities were to expand to include Hong Kong or entities based in Hong Kong. Therefore, our ability to transfer cash between PRC entities and entities outside of PRC may be restricted. See “Risk Factors – Additional Risks Related to Our Operations in China – Our PRC Subsidiary are subject to restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy our liquidity requirements in the future” and “– PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from making loans or additional capital contributions to our PRC Subsidiaries” for details. As of the date of this prospectus, (i) we have transferred $2,671,700 in total to our PRC Subsidiaries, and (ii) JHJ, our wholly-owned subsidiary in the PRC, has transferred $730,932 in total to Shuya, our former VIE in the PRC (in which we indirectly own a 49% equity interest), as a capital contribution for the formation of Shuya. No other cash flows or transfers of other assets have occurred between us, our PRC Subsidiaries, and Shuya. Approximately 49% of our revenues for the year ended December 31, 2024, and less than 5% of our revenues for the quarter ended September 30, 2025, were derived from natural gas trading operations in China, and less than 5% of our revenues currently are derived from natural gas trading operations in China. As of the date of this prospectus, neither any of our PRC Subsidiaries nor Shuya has declared any dividends or made any other distributions to the Company, and no such dividends or distributions are anticipated in the near future. See “VIE Consolidation Schedule” section starting from page 7 for reference.

As of the date of this prospectus, we have never declared or paid any cash dividends on our common stock. We do not anticipate declaring or paying, in the foreseeable future, any cash dividends on our capital stock. We intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business. Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant. We are obligated to pay dividends to certain holders of our preferred stock which we pay out of legally available funds from time to time or reach arrangements with our holders of preferred stock to convert limited quantities of preferred stock at favorable conversion prices in lieu of dividend payments.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Roth Capital Partners

The date of this prospectus supplement is November 25, 2025.

About This Prospectus SUPPLEMENT

This prospectus supplement relates to the offering of our common stock. Before buying any of the common stock that we are offering, we urge you to carefully read this prospectus supplement, together with the information incorporated by reference as described under the heading “Incorporation of Certain Information by Reference” in this prospectus supplement and the information in any free writing prospectus that we may authorize for use in connection with this offering. These documents contain important information that you should consider when making your investment decision.

This prospectus supplement describes the specific terms of the common stock we are offering and also adds to and updates information contained in the documents incorporated by reference into this prospectus supplement. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in any document incorporated by reference into this prospectus supplement that was filed with the Securities and Exchange Commission, or SEC, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference into this prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in, or incorporated by reference into this prospectus supplement and in any free writing prospectus that we may authorize for use in connection with this offering. We have not, and the Sales Agent have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Sales Agent are not, making an offer to sell or soliciting an offer to buy our common stock in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information appearing in this prospectus supplement, the documents incorporated by reference into this prospectus supplement, and in any free writing prospectus that we may authorize for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the documents incorporated by reference into this prospectus supplement, and any free writing prospectus that we may authorize for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

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Prospectus SUPPLEMENT Summary

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus supplement, including the information incorporated by reference into this prospectus supplement, and the information included in any free writing prospectus that we may authorize for use in connection with this offering, including the information contained in and incorporated by reference under the heading “Risk Factors” beginning on page S-9 of this prospectus supplement, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement.

Unless the context requires otherwise, references in this prospectus supplement to “the Company,” “we,” “us” and “our” refer to Clean Energy Technologies, Inc.

Company Overview

We develop renewable energy products and solutions and establish partnerships in renewable energy that make environmental and economic sense. Our mission is to be a leader in the “Zero Emission Revolution” by offering recyclable energy solutions, clean energy fuels and alternative electric power for small and mid-sized projects in North America, Europe, and Asia. We target sustainable energy solutions that are profitable for us, profitable for our customers and represent the future of global energy production.

Waste Heat Recovery Solutions – we recycle wasted heat produced in manufacturing, waste to energy and power generation facilities using our patented Clean CycleTM generator to create electricity which can be recycled or sold to the grid.

Waste to Energy Solutions - we convert waste products created in manufacturing, agriculture, wastewater treatment plants and other industries to electricity, renewable natural gas (“RNG”), hydrogen and bio char which are sold or used by our customers.

Engineering, Consulting and Project Management Solutions – we have expanded our legacy electronics and manufacturing business and plan to manufacture component parts for our Waste Heat Recovery and Waste to Energy business and to provide consulting services to municipal and industrial customers and Engineering, Procurement and Construction (EPC) companies so they can identify, design and incorporate clean energy solutions in their projects.

CETY HK

Clean Energy Technologies (H.K.) Limited (“CETY HK”) consists of two business ventures in mainland China. The first is our natural gas (“NG”) trading, operations and sourcing, as well as supplying NG to industries and municipalities, operated through our PRC Subsidiaries and Shuya. The NG is principally used for heavy truck refueling stations and urban or industrial users. We purchase large quantities of NG from large wholesale NG depots at fixed prices which are prepaid for in advance at a discount to market. We sell the NG to our customers at prevailing daily spot prices for the duration of the contracts. The second business venture is our planned joint venture with a large state-owned gas enterprise in China called Shenzhen Gas (Hong Kong) International Co. Ltd. (“Shenzhen Gas”), acquiring natural gas pipeline operator facilities, primarily located in the southwestern part of China. Our planned joint venture with Shenzhen Gas plans to acquire, with financing from Shenzhen Gas, natural gas pipeline operator facilities with the goal of aggregating and selling the facilities to Shenzhen Gas in the future. According to our Framework Agreement with Shenzhen Gas, we will be required to contribute $8 million to the joint venture, which plans to raise future rounds of financing. The terms of the joint venture are subject to the execution of definitive agreements.

Summary of Risk Factors

Investing in our securities involves a high degree of risk. We are a corporation headquartered in the United States with operations in North America, Europe, and Asia, including in China. Due to our Chinese operations, we face various legal and operational risks and uncertainties relating to being based in and having significant operations in China. Our PRC Subsidiaries and Shuya could be adversely affected by uncertainties with respect to the Chinese legal system. Rules and regulations in China can change quickly with little advance notice. The interpretation and enforcement of Chinese laws and regulations involve additional uncertainties. Since administrative and court authorities in China have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. In addition, the Chinese government exercises significant oversight and discretion over the conduct of the business of our PRC Subsidiaries and Shuya and may intervene in or influence their operations as the government deems appropriate to further regulatory, political and societal goals. The Chinese government has recently published new policies that significantly affected certain industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations and/or the value of the securities we are registering for sale, including causing the value of such securities to significantly decline or become worthless. Furthermore, the Chinese government has recently exerted more oversight and control over overseas securities offerings and other capital markets activities and foreign investment in China-based companies. Any such actions, once taken by the Chinese government, could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. See “Risk Factors — The PRC government exerts substantial influence over the manner in which we conduct our business operations. It may influence or intervene in our operations at any time as part of its efforts to enforce PRC law, which could result in a material adverse change in our operations and the value of the securities we are offering”; and “Risk Factors — The approval or record filing of the CSRC, CAC, or other PRC government authorities may be required in connection with this offering and our future capital raising activities under the PRC laws.”

In addition, Shuya, our former VIE (in which we indirectly own a 49% equity interest), operates a part of our natural gas trading operations in China and, for fiscal year ended December 31, 2023, we consolidated Shuya as its primary beneficiary with a controlling financial interest through contractual arrangements. After the termination of such contractual arrangements on January 1, 2024, we no longer consolidate Shuya into our consolidated financial statements. However, in the event that we once again employ a similar VIE structure in the future, you should be aware that a controlling financial interest through contractual arrangements is not considered as equal to equity interest and this structure involves unique risks to investors. See “Risk Factors – We may once again in the future rely on contractual arrangements to obtain control of a VIE, which may not be as effective in providing operational control as direct ownership.”

We also face risks associated with the HFCAA. Trading in our securities on U.S. markets, including Nasdaq, may be prohibited under the HFCAA if the Public Company Accounting Oversight Board, or PCAOB, determines that it is unable to inspect or investigate completely our auditor for two consecutive years. Pursuant to the HFCAA, the PCAOB issued a Determination Report on December 16, 2021, which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong because of positions taken by the authorities in those jurisdictions. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. On August 26, 2022, the PCAOB signed a Statement of Protocol Agreement with the CSRC and the Ministry of Finance (the “MOF”) of the PRC governing inspections and investigations of audit firms based in China or Hong Kong. On December 15, 2022, the PCAOB announced in the 2022 Determination its determination that the PCAOB was able to secure complete access to inspect and investigate accounting firms headquartered in mainland China and Hong Kong, and the PCAOB Board voted to vacate previous determinations to the contrary. Should the PCAOB again encounter impediments to inspections and investigations in mainland China or Hong Kong as a result of positions taken by any authority in either jurisdiction, including by the CSRC or the MOF, the PCAOB will make determinations under the HFCAA as and when appropriate. Our auditor, TAAD LLP, is headquartered in the United States and, as a PCAOB-registered public accounting firm, it is required to undergo regular inspections by the PCAOB to assess its compliance with the laws of the U.S. and professional standards. TAAD LLP has been subject to PCAOB inspections and is not among the PCAOB-registered public accounting firms headquartered in the PRC or Hong Kong that are subject to PCAOB’s determination of having been unable to inspect or investigate completely. Notwithstanding the foregoing, if it is later determined that the PCAOB is unable to inspect or investigate our auditor completely, if there is any regulatory change or step taken by PRC regulators that does not permit our auditor to provide audit documentations located in China or Hong Kong to the PCAOB for inspection or investigation, or the PCAOB expands the scope of the Determination so that we are subject to the HFCAA, as the same may be amended, you may be deprived of the benefits of such inspection. Any audit reports not issued by auditors that are completely inspected or investigated by the PCAOB, or a lack of PCAOB inspections of audit work undertaken in China that prevents the PCAOB from regularly evaluating our auditors’ audits and their quality control procedures, could result in a lack of assurance that our financial statements and disclosures are adequate and accurate, which could result in limitation or restriction to our access to the U.S. capital markets, and trading of our securities, including trading on the national exchange and trading on “over-the-counter” markets, may be prohibited under the HFCAA and our securities may be delisted by an exchange. See “Risk Factors — Recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to companies with operations in emerging markets upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our continued listing or future offerings of our securities in the U.S.”

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You should carefully consider all of the information in this prospectus before making an investment in our securities, especially the risks and uncertainties discussed under “Risk Factors.” Such risks and uncertainties include, among others, the following:

●	There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.
●	The PRC government exerts substantial influence over the manner in which we conduct our business operations. It may influence or intervene in our operations at any time as part of its efforts to enforce PRC law, which could result in a material adverse change in our operations and the value of the securities we are offering.
●	The approval or record filing of the CSRC, CAC, or other PRC government authorities may be required in connection with this offering and our future capital raising activities under the PRC laws.

●	Recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to companies with operations in emerging markets upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our continued listing or future offerings of our securities in the U.S.
●	China’s Anti-Monopoly Law, M&A rules and certain other PRC laws and regulations also establish complex procedures for acquisitions conducted by foreign investors that could make it more difficult for us to grow through acquisitions in China.
●	Our PRC Subsidiaries are subject to restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy our liquidity requirements in the future.
●	PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from making loans or additional capital contributions to our PRC Subsidiaries.
●	We may once again in the future rely on contractual arrangements to obtain control of a VIE, which may not be as effective in providing operational control as direct ownership.
●	We may not be able to satisfy the continued listing requirements of Nasdaq or obtain or maintain a listing of our common stock on Nasdaq.
●	We are not currently in compliance with Nasdaq’s minimum bid price listing requirement, and if we are not able to regain compliance with Nasdaq’s listing requirements within the time periods permitted by Nasdaq, our common stock may be delisted, which would likely impair our ability to raise capital and could constitute an event of default under our outstanding promissory notes.

Corporate Information

We were incorporated in California in July 1995 under the name Probe Manufacturing Industries, Inc. We redomiciled to Nevada in April 2005 under the name Probe Manufacturing, Inc. We manufactured electronics and provided services to original equipment manufacturers (OEMs) of industrial, automotive, semiconductor, medical, communication, military, and high technology products. On September 11, 2015, Clean Energy HRS, or “CE HRS”, our wholly owned subsidiary, acquired the assets of Heat Recovery Solutions from General Electric International. In November 2015, we changed our name to Clean Energy Technologies, Inc.

Our Corporate Structure

Sichuan Hongzuo Shuya Energy Limited (“Shuya”) is a limited liability company established under the PRC law in which we own a 49% equity interest. In July 2022, Jiangsu Huanya Jieneng New Energy Co., Ltd. (“JHJ”), one of our PRC Subsidiaries, together with three other shareholders, agreed to form Shuya and make total capital contribution of RMB 20 million ($2.81 million), with latest contribution due date in February 2066. At such time, JHJ owned a 20% equity interest in Shuya. In August 2022, JHJ purchased 100% ownership of Sichuan Shunengwei Energy Technology Limited (“SSET”) for $0, which owned a 29% equity interest in Shuya. SSET was a holding company and did not have any operations nor make any capital contribution into Shuya as of the ownership purchase date by JHJ. Following the purchase of SSET, JHJ ultimately owns a 49% equity interest in Shuya. On January 1, 2023 and effective on the same date, JHJ, SSET and Chengdu Xiangyueheng Enterprise Management Co., Ltd (“Xiangyueheng”), who owned a 10% equity interest in Shuya, entered into a three-party Concerted Action Agreement (the “CAA”), wherein the parties agreed to vote in unison at the shareholders’ meeting of Shuya to consolidate the controlling position of the three parties in Shuya. The three parties agreed that during the term of the CAA, before any of the three parties intends to propose motions to the shareholders’ meetings or the board of directors, or exercise their voting rights on any matter that shall be presented to and resolved through the shareholders’ meeting in accordance with the laws, regulations, Articles of Association of Shuya or any relevant shareholders’ agreements, the three parties will discuss, negotiate, and coordinate the motion topics for consistency; in the event of disagreement, the opinions of JHJ shall prevail. As a result of the CAA, JHJ held 59% of the voting rights in Shuya. The Company determined that Shuya was a VIE because (i) the equity investors at risk, as a group, lacked the characteristics of a controlling financial interest, and (ii) Shuya was structured with disproportionate voting rights, and substantially all the activities were conducted on behalf of an investor with disproportionately few voting rights. Under ASC 810, a reporting entity has a controlling financial interest in a VIE, and must consolidate that VIE, if the reporting entity has both of the following characteristics: (a) the power to direct the activities of the VIE that most significantly affect the VIE’s economic performance, and (b) the obligation to absorb losses, or the right to receive benefits, that could potentially be significant to the VIE. The Company concluded JHJ was deemed the primary beneficiary of the VIE. Accordingly, the Company consolidated Shuya into its consolidated financial statements effective on January 1, 2023.

On January 1, 2024, and effective on the same date., JHJ, SSET and Xiangyueheng entered into the Agreement on the Termination of the Concerted Action Agreement (the “Termination Agreement”), pursuant to which the parties released each other from any and all obligations under the CAA. Due to the Termination Agreement, the Company now holds less than 50% of the voting rights in Shuya. The Company analyzed whether Shuya should be consolidated under ASC 810 and determined Shuya is no longer required to be consolidated on January 1, 2024 after the execution of the Termination Agreement. Accordingly, the Company will not consolidate Shuya into its consolidated financial statements on or after January 1, 2024.

Before the termination of the CAA, we consolidated Shuya as its primary beneficiary with a controlling financial interest through contractual arrangements, i.e., the CAA. In the event that we employ a similar VIE structure once again in the future, you should be aware that a controlling financial interest through contractual arrangements is not considered as equal to equity interest and this structure involves unique risks to investors. Contractual arrangements may not be as effective as direct ownership in providing us with power to direct the activities of the VIE and we may incur substantial costs to enforce the terms of the contractual arrangements against other parties to such arrangements. If the other parties breach the terms of the contractual arrangements, we may not be able to claim our right to control the assets of the VIE, and the securities may decline in value. See “Risk Factors – We may once again in the future rely on contractual arrangements to obtain control of a VIE, which may not be as effective in providing operational control as direct ownership” for details.

As used in this prospectus, “we,” “us,” or “our” refers to Clean Energy Technologies, Inc. and its wholly-owned subsidiaries and does not include Shuya and its subsidiaries.

S-3

The Offering

Common stock offered by us	In accordance with the terms of the Sales Agreement, we may offer and sell shares of our common stock from time to time through or to Roth Capital Partners, LLC having an aggregate sale price of up to $25,000,000 pursuant to this prospectus supplement.

Common stock to be outstanding after this offering:	Up to 16,110,883 shares (as more fully described in the notes following this table), assuming sales of 10,775,862 shares of our common stock in this offering at an offering price of $2.32 per share, which was the last reported per share sale price of our common stock on Nasdaq on November 25, 2025. The actual number of shares issued will vary depending on the sales price. For information about the common stock that would be outstanding after this offering, see “Dilution” on page S-20.

Plan of Distribution	“At the market offering” that may be made from time to time through or to Roth Capital Partners, LLC as our sales agent or principal. See “Plan of Distribution” on page S-21.

Use of Proceeds	We currently intend to use the net proceeds from this offering, if any, for working capital and general corporate purposes, including but not limited to, capital expenditures and general and administrative expenses. See “Use of Proceeds” on page S-19 of this prospectus supplement.

Risk Factors	Investing in our common stock involves a high degree of risk. Please read the information contained in and incorporated by reference under the heading “Risk Factors” beginning on page S-9 of this prospectus supplement, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement, before deciding whether to invest in our common stock.

Nasdaq Capital Market Listing	Our common stock is listed on The Nasdaq Capital Market under the symbol “CETY.”

The above discussion and table are based on 68,726,161 shares of our common stock issued and outstanding as of August 19, 2025.

S-4

Dividend Policy and Cash Transfers within Our Organization

As of the date of this prospectus, we have never declared or paid any cash dividends on our common stock. We do not anticipate declaring or paying, in the foreseeable future, any cash dividends on our capital stock. We intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business. Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant. We are obligated to pay dividends to certain holders of our preferred stock which we pay out of legally available funds from time to time or reach arrangements with our holders of preferred stock to convert limited quantities of preferred stock at favorable conversion prices in lieu of dividend payments.

Cash may be transferred within our organization in the following manners: (i) Clean Energy Technologies, Inc. may transfer funds to the PRC Subsidiaries and Shuya by way of capital contributions or loans, through intermediate holding subsidiaries or otherwise, (ii) the PRC Subsidiaries may make dividends or other distributions to Clean Energy Technologies, Inc. through intermediate holding companies or otherwise, and (iii) Shuya may make dividends or other distributions to Clean Energy Technologies, Inc., which indirectly owns a 49% equity interest in Shuya, through intermediate holding companies or otherwise. Our abilities to use cash held in PRC or in a PRC entity through transfers, distributions, or dividends to fund operations or for other purposes outside of the PRC are subject to restrictions and limitations imposed by the PRC government. Current PRC regulations only permit a WFOE to pay dividends to its offshore parent company out of their retained earnings, if any, determined in accordance with Chinese accounting standards and regulations. In addition, the majority of the revenues of our PRC Subsidiaries and Shuya are collected in RMB. Thus, foreign exchange shortages and foreign exchange control may also limit their ability to pay dividends or make other payments or otherwise meet our obligations denominated in foreign currencies. Furthermore, we may lose our ability to fund operations or for other uses outside of Hong Kong using cash in Hong Kong or a Hong Kong entity if, in the future, the scope of the current restrictions and limitations applicable to PRC entities were to expand to include Hong Kong or entities based in Hong Kong. Therefore, our ability to transfer cash between PRC entities and entities outside of PRC may be restricted. As of the date of this prospectus, no cash or other assets have been transferred across border between Clean Energy Technologies, Inc. as well as its domestic subsidiaries, and the PRC Subsidiaries, and there are no plans to initiate any such transfers of cash or other assets in the near future. See “Risk Factors – Our PRC Subsidiary are subject to restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy our liquidity requirements in the future” and “Risk Factors – PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from making loans or additional capital contributions to our PRC Subsidiaries” for details.

As of the date of this prospectus, (i) we have transferred $2,671,700 in total to our PRC Subsidiaries, and (ii) JHJ, our wholly-owned subsidiary in the PRC, has transferred $730,932 in total to Shuya, our former VIE in the PRC (in which we indirectly own a 49% equity interest), as a capital contribution for the formation of Shuya. No other cash flows or transfers of other assets have occurred between us, our PRC Subsidiaries, and Shuya. Approximately 49% of our revenues for the year ended December 31, 2024, and less than 5% of our revenues for the quarter ended September 30, 2025, were derived from natural gas trading operations in China, and less than 5% of our revenues currently are derived from natural gas trading operations in China. As of the date of this prospectus, neither any of our PRC Subsidiaries nor Shuya has declared any dividends or made any other distributions to the Company, and no such dividends or distributions are anticipated in the near future. See “VIE Consolidation Schedule” section starting from page S-6 for reference.

Regulatory Permissions and Licenses for Our Operations in China and This Offering

Our operations in China are governed by PRC laws and regulations. Our PRC Subsidiaries and Shuya are required to obtain certain licenses, permits and approvals from relevant governmental authorities in China in order to operate the business and conduct this offering. As of the date of this prospectus, we believe our PRC Subsidiaries and Shuya have obtained all of the licenses, permits and registrations from the PRC government authorities necessary for our business operations in China. Given the uncertainties of interpretation and implementation of relevant laws and regulations and the enforcement practice by relevant government authorities, and the promulgation of new laws and regulations and amendment to the existing ones, we may be required to obtain additional licenses, permits, registrations, filings or approvals for our business operations in the future. We cannot assure you that our PRC Subsidiaries and Shuya will be able to obtain, in a timely manner or at all, or maintain such licenses, permits or approvals, and we may also inadvertently conclude that such permissions or approvals are not required. Any lack of or failure to maintain requisite approvals, licenses or permits applicable to us or the affiliated entities may have a material adverse impact on our business, results of operations, financial condition and prospects and cause the value of any securities we offer to significantly decline or, in extreme cases, become worthless.

In addition, recent statements by the Chinese government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in PRC based issuers. See “Risk Factors – The approval or record filing of the CSRC, CAC, or other PRC government authorities may be required in connection with this offering and our future capital raising activities under the PRC laws” for details. We have been closely monitoring regulatory developments in PRC regarding any necessary approvals from the CSRC or other PRC governmental authorities required for overseas listings, including this offering. As of the date of this prospectus, we do not believe either Clean Energy Technologies, Inc., the PRC Subsidiaries or Shuya is covered by permission requirements from CSRC, CAC or any other PRC governmental agency with respect to this offering, and we have not received any inquiry, notice, warning, sanctions or regulatory objection to this offering from the CSRC, CAC, or other PRC governmental authorities.

S-5

VIE Consolidation Schedule

The following tables sets forth the summary consolidated balance sheets data as of December 31, 2023 (unaudited), and the summary condensed consolidated statements of operations and cash flows data for the year ended December 31, 2023 (unaudited), of (i) the parent company, Clean Energy Technologies, Inc.; (ii) the former VIE, Sichuan Hongzuo Shuya Energy Limited (“Shuya”); (iii) our Chinese subsidiaries, which include Clean Energy Technologies (H.K.) Limited, Meishan Clean Energy Technologies Co., Ltd., Hainan Clean Energy Technologies, Inc., Element Capital International Limited, Sichuan Huanya Jieneng New Energy Co., Ltd., and Jiangsu Huanya Jieneng New Energy Co., Ltd.; and (iv) our other subsidiaries, including Clean Energy HRS LLC, CETY Europe SRL, CETY Capital LLC, and Leading Wave Limited. Consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

On January 1, 2024, and effective on the same date, JHJ, SSET and Xiangyueheng entered into the Agreement on the Termination of the Concerted Action Agreement (the “Termination Agreement”), pursuant to which the parties released each other from any and all obligations under the CAA. Due to the Termination Agreement, the Company now holds less than 50% of the voting rights in Shuya. The Company analyzed whether Shuya should be consolidated under ASC 810 and determined Shuya is no longer required to be consolidated on January 1, 2024 after the execution of the Termination Agreement. Accordingly, the Company will not consolidate, and has not consolidated, Shuya into its consolidated financial statements on or after January 1, 2024, and the following tables as of and for periods after January 1, 2024, set forth the summary consolidated balance sheets data as of December 31, 2024 (unaudited), and the summary condensed consolidated statements of operations and cash flows data for the year ended December 31, 2024 (unaudited), without reflecting separate amounts for the former VIE, Shuya.

Consolidated Balance Sheets Schedules

	As of December 31, 2023 (unaudited)
	Parent	VIE and its Consolidated Subsidiary	Other Subsidiaries	Chinese Subsidiaries	Elimination	Consolidated Total

ASSETS
Current assets:
Cash	25,413	85,226	3,475	60,737	-	174,851
Accounts receivable	(20,322)	164,744	1,122,708	-	-	1,267,130
Accounts receivable - related party	491,774	-	-	-	-	491,774
Deferred offering costs	11,000	-	-	-	-	11,000
Advance to supplier - prepayment	30,000	232,507	6,885	1,096,795	-	1,366,187
Advance to supplier – related party	-	466,914	-	-	(3,293)	463,621
Investment to Heze Hongyuan Natural Gas Co.	-	-	-	762,273	-	762,273
Investment to Guangyuan Shuxin New Energy Co.	-	-	-	286,106	-	286,106
Investment in CETY Europe	63,130	-	(63,130)	-	-	-
Inventory	-	393,532	581,362	-	-	974,894
Loan receivables	-	-	-	313,466	(112,640)	200,826
Due from related party	-	752,066	-	-	-	752,066
Total current assets	600,995	2,094,989	1,651,300	2,519,377	(115,933)	6,750,728

Non-current assets:
Property and equipment, net	-	74,158	-	4,530	-	78,688
Goodwill	747,976	-	-	-	-	747,976
LWL Intangibles	1,468,709	-	-	-	-	1,468,709
Intangible assets, net - Shuya	-	12,914	-	-	-	12,914
Licenses, patents, long-term receivables	-	-	446,139	-	-	446,139
Long-term investment - Shuya	-	-	-	545,194	(545,194)	-
Long-term receivables	-	-	902,354	-	-	902,354
Right-of-use assets	245,975	207,995	-	-	-	453,970
Other assets	30,834	-	36,299	-	-	67,133
Total non-current assets	2,493,494	295,067	1,384,792	549,724	(545,194)	4,177,883
TOTAL ASSETS	3,094,489	2,390,056	3,036,092	3,069,101	(661,127)	10,928,611

LIABILITIES
Current liabilities:
Short-term borrowings	1,934,956	-	626,033	-	-	2,560,989
Accounts payable	206,730	41,503	299,805	-	-	548,038
Accounts payable -related party	(2,671,700)	419,300	-	2,671,700	(3,293)	416,007
Customer deposits	-	45,074	-	165,236	-	210,310
Warranty liability	-	-	100,000	-	-	100,000
Deferred revenue	-	-	33,000	-	-	33,000
Facility lease liability - current	117,606	229,201	-	-	-	346,807
Accrued expenses	91,528	148,312	268,420	190,152	(112,040)	586,372
Total current liabilities	(320,880)	883,390	1,327,258	3,027,088	(115,333)	4,801,523

Long-Term liabilities:
Facility lease liability, long term	128,480	81,506	-	-	-	209,986
Accrued dividend	47,904	-	-	-	-	47,904
Long-term debt, net	176,384	81,506	-	-	-	257,890
TOTAL LIABILITIES	(144,496)	964,896	1,327,258	3,027,088	(115,333)	5,059,413

SHAREHOLDERS’ (DEFICIT)/EQUITY
Ordinary Shares	39,152	-	-	-	-	39,152
Series E Preferred	2,199	-	-	-	-	2,199
Additional paid-in capital	28,181,621	549,746	-	70,000	(549,746)	28,251,621
Accumulated earnings (deficit)	(24,983,987)	117,477	1,708,834	168,647	4,866	(22,984,163)
Accumulated other comprehensive loss	-	721	-	(196,634)	(914)	(196,827)
Total stockholders’ equity attributable to Clean Energy Technologies, Inc.	3,238,985	667,944	1,708,834	42,013	(545,794)	5,111,982
Non-Controlling Interest	-	757,216	-	-	-	757,216
Total shareholders’ (deficit)/equity	3,238,985	1,425,160	1,708,834	42,013	(545,794)	5,869,198

S-6

	As of December 31, 2024 (unaudited)
	Parent	Other Subsidiaries	Chinese Subsidiaries	Elimination	Consolidated Total

ASSETS
Current assets:
Cash	$12,268	$507	$49,326		$62,101
Accounts receivable	-	131,067			131,067
Accounts receivable - related party	1,536,209	410,922			1,947,131
Deferred offering costs	22,750				22,750
Advance to supplier			195,575		195,575
Inventory		497,003			497,003
Loan receivables			230,464		230,464
Due from related party	112,000				112,000
Total current assets	1,683,227	1,039,499	475,365	-	3,198,091

Non-current assets:
Property and equipment, net			2,913		2,913
Goodwill	747,976				747,976
LWL Intangibles	1,468,709				1,468,709
Investment to Heze Hongyuan Natural Gas Co.			741,700		741,700
Long-term investment-Shuya			485,889		485,889
Investment to Guangyuan Shuxin New Energy Co.			229,064		229,064
Investment in CETY Europe	63,130			(63,130)	-
Long-term financing receivables, net		1,423,054			1,423,054
Advance to Supplier - Prepayment			548,000		548,000
Licenses,		354,322			354,322
Patents		82,910			82,910
Right-of-use assets	118,299		48,428		166,727
Other assets	30,494	25,631			56,125
Total non-current assets	2,428,608	1,885,917	2,055,994	(63,130)	6,307,389

TOTAL ASSETS	$4,111,835	$2,925,416	$2,531,359	$(63,130)	$9,505,480

LIABILITIES
Current liabilities:
Accounts payable	$1,087,563	$422,219			$1,509,782
Accounts payable -related party	(2,671,733)		2,671,700		(33)
Accrued expenses	74,827	18,035	372,369		465,231
Customer deposits		12,484	17,577		30,061
Warranty liability		100,000			100,000
Deferred revenue		33,000			33,000
Facility lease liability - current	87,373		43,111		130,484
Line of Credit		662,804			662,804
Convertible Notes Payable (net of discount of $117,917 respectively)	3,094,577				3,094,577
Notes payable	403,943				403,943
Related Party notes payable	8,250				8,250

Total current liabilities	2,084,800	1,248,542	3,104,757	-	6,438,099

Long-Term liabilities:
Facility lease liability, long term	38,125				38,125
Accrued dividend	90,754				90,754

Total long-term liabilities	128,879	-	-	-	128,879

TOTAL LIABILITIES	2,213,679	1,248,542	3,104,757	-	6,566,978

SHAREHOLDERS’ (DEFICIT)/EQUITY
Ordinary Shares	45,332				45,332
Series E Preferred	756				756
Additional paid-in capital	30,523,041	63,130	70,000	(63,130)	30,593,041
Accumulated earnings (deficit)	(28,670,973)	1,613,744	(386,002)		(27,443,231)
Accumulated other comprehensive loss			(257,396)		(257,396)
Total shareholders’ (deficit)/equity	$1,898,156	$1,676,874	$(573,398)	$(63,130)	$2,938,502

S-7

Condensed Consolidated Statements of Operations Schedules

	For the year ended December 31, 2023 (unaudited)
	Parent	VIE and its Consolidated Subsidiary	Other Subsidiaries	Chinese Subsidiaries	Elimination	Consolidated Total
Sales	66,604	8,419,619	497,584	5,748,526	(29,356)	14,702,977
Sales - related party	410,486	-	-	-	-	410,486
Total sales	477,090	8,419,619	497,584	5,748,526	(29,356)	15,113,463
Cost of revenues	(138,056)	(7,790,200)	(340,404)	(5,783,905)	29,356	(14,023,209)
Gross profit	339,034	629,419	157,180	(35,379)	-	1,090,254
Operating expenses	2,765,047	358,843	287,664	334,108	-	3,745,662
Share of loss in VIE	-	-	-	-	-	-
Share of loss in subsidiaries	-	-	-	-	-	-
Total operating expenses	2,765,047	358,843	287,664	334,108	-	3,745,662
Income / (Loss) from operations	(2,426,013)	270,576	(130,484)	(369,487)	-	(2,655,408)
Total other income /(expenses), net	(2,835,702)	2,501	(78,940)	(21,122)	79,082	(2,854,181)
Income tax expense	-	(22,173)	-	-	-	(22,173)
Net loss	(5,261,715)	250,904	(209,424)	(390,609)	79,082	(5,531,762)

	For the year ended December 31, 2024 (Unaudited)
	Parent	Other Subsidiaries	Chinese Subsidiaries	Elimination	Consolidated Total
Sales	$13,579	$167,481	$1,192,421		$1,373,481
Sales - related party	1,051,178				1,051,178
Total sales	1,064,757	167,481	1,192,421	-	2,424,659
Cost of revenues	(235,535)	(143,953)	(1,198,616)		(1,578,104)
Gross profit	829,222	23,528	(6,195)	-	846,555
Operating expenses	3,260,327	146,827	552,248	-	3,959,402
Share of loss in subsidiaries	-	-	-	-	-
Total operating expenses	3,260,327	146,827	552,248	-	3,959,402
Income / (Loss) from operations	(2,431,105)	(123,299)	(558,443)	-	(3,112,847)
Total other income /(expenses), net	(1,144,662)	(28,636)	(130,174)	-	(1,303,472)
Income tax expense	-	-	-	-	-
Net loss	$(3,575,767)	$(151,935)	$(688,617)	$-	$(4,416,319)

Condensed Consolidated Statement of Cash Flows Schedule

	For the year ended December 31, 2023 (unaudited)
	Parent	VIE and its Consolidated Subsidiary	Other Subsidiaries	Chinese Subsidiaries	Elimination	Consolidated Total
Net cash used in operating activities	(4,257,077)	94,469	2,911	(472,002)	(151,378)	(4,783,077)
Net cash used in investing activities	(801,000)	(76,210)	-	(291,539)	850,147	(318,602)
Net cash provided by financing activities	5,011,763	67,209	-	749,488	(731,977)	5,096,483
Effect of exchange rate changes on cash	-	(242)	-	(2,190)	33,208	30,776
Net change in cash	(46,314)	85,226	2,911	(16,243)	-	25,580
Cash at beginning of the year	71,727	-	564	76,981	-	149,272
Cash at end of the year	25,413	85,226	3,475	60,737	-	174,851

	For the year ended December 31, 2024 (Unaudited)
	Parent	Other Subsidiaries	Chinese Subsidiaries	Elimination	Consolidated Total
Net cash used in operating activities	$(3,350,278)	$(39,738)	$(170,935)		$(3,560,951)
Net cash used in investing activities			161,240		161,240
Net cash provided by financing activities	3,337,132	36,771	-	-	3,373,903
Effect of exchange rate changes on cash	-	-	(1,717)		(1,717)
Net change in cash	(13,146)	(2,967)	(11,412)	-	(27,525)
Cash at beginning of the year	25,414	3,474	60,738	-	89,626
Cash at end of the year	$12,268	$507	$49,326	$-	$62,101

S-8

Risk Factors

An investment in our common stock involves a high degree of risk. Prior to making a decision about investing in our common stock, you should consider carefully the specific risk factors set forth below and discussed in the sections entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K/A, as may be revised or supplemented by our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, as filed with the SEC and which are incorporated in this prospectus supplement by reference in their entirety, as updated or superseded by the risks and uncertainties described under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement, together with other information in this prospectus supplement, the documents incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also impair our business. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be unduly relied upon to anticipate results or trends in future periods. If any of the risks or uncertainties described in our SEC filings or any additional risks and uncertainties actually occur, our business, financial condition, results of operations and cash flow could be materially and adversely affected. In that case, the trading price of our common stock could decline and you might lose all or part of your investment. Please also read carefully the section below titled “Cautionary Note Regarding Forward-Looking Statements.”

Additional Risks Related to This Offering

Management will have broad discretion as to the use of the proceeds from this offering and may not use the proceeds effectively.

Because we have not designated the amount of net proceeds from this offering to be used for any particular purpose, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of the offering. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value.

You may experience immediate and substantial dilution.

The shares sold in the public offering, if any, will be sold from time to time at various prices. However, it is possible that the offering price of our common stock will be substantially higher than the net tangible book value per share of our outstanding common stock. Therefore, if you purchase shares of our common stock in this offering, you may pay a price per share that substantially exceeds our net tangible book value per share after giving effect to this offering. You may also experience additional dilution upon the exercise of options, vesting of restricted stock units, including those options and restricted stock units currently outstanding and those granted in the future, the issuance of restricted stock or other equity awards under our stock incentive plans, or upon conversion of any convertible securities that may be issued in the future. In addition, in the past, we have issued options to acquire common stock at prices significantly below the offering price and have granted restricted stock units. To the extent these outstanding options are ultimately exercised or these restricted stock units vest, you will incur additional dilution.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share paid by any investor in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by any investor in this offering, and investors purchasing shares or other securities in the future could have rights superior to you. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by any investor in this offering.

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Sales of a significant number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock would have on the market price of our common stock.

We do not intend to pay dividends in the foreseeable future.

We have never paid cash dividends on our common stock and currently do not plan to pay any cash dividends in the foreseeable future.

It is not possible to predict the actual number of shares we will sell under the Sales Agreement, or the gross proceeds resulting from those sales.

Subject to certain limitations in the Sales Agreement and compliance with applicable law, we have the discretion to deliver a placement notice to the sales agent at any time throughout the term of the Sales Agreement. The number of shares that are sold through the sales agent after delivering a placement notice will fluctuate based on a number of factors, including the market price of the common stock during the sales period, the limits we set with the sales agent in any applicable placement notice, and the demand for our common stock during the sales period. Because the price per share of each share sold will fluctuate during the sales period, it is not currently possible to predict the number of shares that will be sold or the gross proceeds to be raised in connection with those sales, if any.

The common stock offered hereby will be sold in “at the market offerings,” and investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so they may experience different levels of dilution and different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold in this offering. In addition, there is no minimum or maximum sales price for shares to be sold in this offering. Investors may experience a decline in the value of the shares they purchase in this offering as a result of sales made at prices lower than the prices they paid.

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Additional Risks Related to Our Operations in China

Due to our operations in China, we face various legal and operational risks and uncertainties related to being based in and having significant operations in China, and therefore are subject to risks associated with doing business in China generally. Risks and uncertainties related to doing business in China could result in a material adverse change in our operations in China and/or the value of the securities we are registering for sale, and may significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. Such risks and uncertainties include the following:

There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value. In 1979, the PRC government began to promulgate a comprehensive system of laws, rules and regulations governing economic matters in general. The overall effect of legislation over the past four decades has significantly enhanced the protections afforded to various forms of foreign investment in China. However, China has not developed a fully integrated legal system, and recently enacted laws, rules and regulations may not sufficiently cover all aspects of economic activities in China or may be subject to various degrees of interpretation and discretion by PRC regulatory agencies. In particular, because these laws, rules and regulations are relatively new, and because of the limited number of published decisions and the nonbinding nature of such decisions, the interpretation and enforcement of these laws, rules and regulations involve uncertainties and are not always uniform and predictable. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and which may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the occurrence of the violation.

Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have different degrees of discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into and could materially and adversely affect our business, financial condition and results of operations.

The PRC government exerts substantial influence over the manner in which we conduct our business operations. It may influence or intervene in our operations at any time as part of its efforts to enforce PRC law, which could result in a material adverse change in our operations and the value of the securities we are offering.

A portion of our business is conducted in the PRC, and are governed by PRC laws, rules and regulations. The PRC government exerts substantial influence over the manner in which we conduct our business, and may intervene in or influence our operations at any time. The PRC government has recently published new policies that substantially affected certain industries. We cannot rule out the possibility that it will in the future release regulations or policies that directly or indirectly affect our industry or require us to seek additional permission to continue our operations, which could result in a material adverse change in our operation in China and/or the value of our securities. Therefore, investors of our company and our business face potential uncertainty from actions taken by the PRC government affecting our business.

The Chinese government has exerted more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers. Such actions could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. For more details, see “— The approval or record filing of the CSRC, CAC, or other PRC government authorities may be required in connection with this offering and our future capital raising activities under the PRC laws.”

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A recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to companies with operations in emerging markets upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our continued listing or future offerings of our securities in the U.S.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or having substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of directors for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 2, 2020, the U.S. House of Representatives approved the Holding Foreign Companies Accountable Act. On December 18, 2020, the Holding Foreign Companies Accountable Act was signed into law.

On March 24, 2021, the SEC announced the adoption of interim final amendments to implement the submission and disclosure requirements of the Holding Foreign Companies Accountable Act. In the announcement, the SEC clarified that before any issuer will have to comply with the interim final amendments, the SEC must implement a process for identifying covered issuers. The announcement also stated that the SEC staff was actively assessing how best to implement the other requirements of the Holding Foreign Companies Accountable Act, including the identification process and the trading prohibition requirements.

On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the Holding Foreign Companies Accountable Act from three years to two. On December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”), was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to HFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two.

On September 22, 2021, the PCAOB adopted a final rule implementing the Holding Foreign Companies Accountable Act, which provides a framework for the PCAOB to use when determining, as contemplated under the Holding Foreign Companies Accountable Act, whether the board of directors of a company is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the Holding Foreign Companies Accountable Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. The final amendments were effective on January 10, 2022. The SEC began to identify and list Commission-Identified Issuers on its website shortly after registrants began filing their annual reports for 2021.

On December 16, 2021, the PCAOB announced the PCAOB Holding Foreign Companies Accountable Act determinations (the “PCAOB determinations”) relating to the PCAOB’s inability to inspect or investigate completely registered public accounting firms headquartered in China of the PRC or Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in the PRC or Hong Kong.

On August 26, 2022, the PCAOB signed a Statement of Protocol with the CSRC and the Ministry of Finance of the People’s Republic of China governing inspections and investigations of audit firms based in China and Hong Kong.

On December 15, 2022, the PCAOB announced in the 2022 Determination its determination that the PCAOB was able to secure complete access to inspect and investigate accounting firms headquartered in mainland China and Hong Kong, and the PCAOB Board voted to vacate previous determinations to the contrary.

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Should the PCAOB again encounter impediments to inspections and investigations in mainland China or Hong Kong as a result of positions taken by any authority in either jurisdiction, including by the CSRC or the MOF, the PCAOB will make determinations under the HFCAA as and when appropriate. The inability of the PCAOB to conduct inspections of auditors in PRC makes it more difficult to evaluate the effectiveness of these accounting firm’s audit procedures or quality control procedures as compared to auditors outside of PRC that are subject to the PCAOB inspections, which could cause investors and potential investors in our Common stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

Our auditor, TAAD LLP, is headquartered in the United States, and, as a PCAOB-registered public accounting firm, it is required to undergo regular inspections by the PCAOB to assess its compliance with the laws of the U.S. and professional standards. TAAD LLP has been subject to PCAOB inspections and is not among the PCAOB-registered public accounting firms headquartered in the PRC or Hong Kong that are subject to the PCAOB’s determination of having been unable to inspect or investigate completely. Notwithstanding the foregoing, if it is later determined that the PCAOB is unable to inspect or investigate our auditor completely, if there is any regulatory change or step taken by PRC regulators that does not permit our auditor to provide audit documentations located in China or Hong Kong to the PCAOB for inspection or investigation, or the PCAOB expands the scope of the Determination so that we are subject to the HFCAA, as the same may be amended, our common stock may be delisted from or prohibited from trading on a national securities exchange.

The recent developments would add uncertainties to our offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us. Furthermore, the Consolidated Appropriations Act reduces the period for foreign companies to comply with PCAOB audits to two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading, and this ultimately could result in our common stock being delisted by an exchange.

The approval or record filing of the CSRC, CAC, or other PRC government authorities may be required in connection with this offering and our future capital raising activities under the PRC laws.

Recent statements by the Chinese government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in PRC based issuers. The PRC has recently promulgated new rules that require companies collecting or holding large amounts of data to undergo a cybersecurity review prior to listing in foreign countries, a move that will significantly tighten oversight over PRC-based internet giants. The Measures for Cybersecurity Review (2021 version) was promulgated on December 28, 2021 and became effective on February 15, 2022. These measures specify that any “online platform operators” controlling the personal information of more than one million users which seek to list on a foreign stock exchange are subject to prior cybersecurity review.

On November 14, 2021, the Cyberspace Administration of China (the “CAC”) published the Draft Regulations on the Network Data Security Administration (Draft for Comments) (the “Security Administration Draft”), which provides that data processing operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the relevant Cyberspace Administration of the PRC. According to the Security Administration Draft, data processing operators shall apply for a cybersecurity review by the relevant Cyberspace Administration of the PRC under certain circumstances, such as (i) mergers, restructurings, and divisions of Internet platform operators that hold large amount of data relating to national security, economic development, or public interest which affects or may affect the national security, (ii) overseas listings of data processors that process personal data for more than one million individuals, (iii) Hong Kong listings of data processors that affect or may affect national security, and (iv) other data processing activities that affect or may affect the national security. The deadline for public comments on the Security Administration Draft was December 13, 2021.

The PRC Data Security Law, which was promulgated by the Standing Committee of the National People’s Congress (the “SCNPC”) on June 10, 2021 and took effect on September 1, 2021, requires data collection to be conducted in a legitimate and proper manner, and stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and hierarchical protection system for data security.

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On August 20, 2021, the SCNPC promulgated the Personal Information Protection Law of the People’s Republic of China, or the Personal Information Protection Law, which integrates the scattered rules with respect to personal information rights and privacy protection and took effect on November 1, 2021.

Our business in China does not involve the collection of user data, implicate cybersecurity, or involve any other type of restricted industry. Based on our understanding of currently applicable PRC laws and regulations, our registered public offering in the U.S. is not subject to the review or prior approval of the CAC . As of the date of this prospectus, we have not received any notice from any authorities identifying the operating entities as CIIOs or requiring us to go through cybersecurity review or network data security review by the CAC. Uncertainties still exist, however, due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future. Any future action by the PRC government expanding the categories of industries and companies whose foreign securities offerings are subject to review by the CAC could significantly limit our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

On February 17, 2023, the CSRC released Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies with five interpretive guidelines (the “Trial Measures”), which came into effect on March 31, 2023. Pursuant to the Trial Measures, a PRC domestic company that seeks to offer and list securities in overseas markets, either in direct or indirect overseas offering, shall fulfill the filing procedure with the CSRC and report relevant information to the CSRC. Direct overseas offering and listing by domestic companies refers to such overseas offering and listing by a joint-stock company incorporated domestically. Any overseas offering and listing made by an issuer that meets both the following conditions will be deemed an indirect offering and listing in an overseas market and, therefore, be subject to filing requirement: (i) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by domestic companies (the “Financial Condition”); and (ii) the main parts of the issuer’s business activities are conducted in the Mainland China, or its main places of business are located in the Mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in the Mainland China (the “Business Condition”). The determination as to whether or not an overseas offering and listing by domestic companies is indirect shall be made on substance over form basis.

Approximately 49% of our revenues for the year ended December 31, 2024, and less than 5% of our revenues for the quarter ended September 30, 2025, were derived from natural gas trading operations in China, and less than 5% of our revenues currently are derived from natural gas trading operations in China. As of the date of this prospectus, as advised by Beijing DeHeng Law Offices (“DeHeng”), we believe none of Clean Energy Technologies, Inc., any of the PRC Subsidiaries or the Shuya are required to obtain the approval from, or complete the filing with, the CSRC for this offering. DeHeng has advised us that the Business Condition under the Trial Measures is not met because (i) three out of the four principal business activities of the Company, namely the Waste Heat Recovery Solutions, Waste to Energy Solutions, and the Engineering, Consulting and Project Management Solutions, are conducted outside mainland China; (ii) the principal places of business of the above business activities are located outside mainland China; and (iii) none of the key management personnel in charge of the business operations and management of the Company is a PRC citizen or has his or her usual place of residence located in mainland China. Due to the fact that the Business Condition and the Financial Condition are both required to be met to constitute an indirect listing as prescribed by the Trial Measures, DeHeng has advised us that we do not need to fulfil the CSRC filing procedure. Thus, none of Clean Energy Technologies, Inc., any of our PRC Subsidiaries or Shuya have submitted an application for approval for this offering with the CSRC pursuant to the Trial Measures. However, as the Trial Measures was newly published, there are substantial uncertainties as to the implementation and interpretation, and the CSRC may take a view that is contrary to our understanding of the Trial Measures. If either Clean Energy Technologies, Inc., Shuya or our PRC Subsidiaries are required by the CSRC to submit and complete the filing procedures of this offering and listing, we cannot assure you that we will be able to complete such filings in a timely manner, or even at all, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. Any failure by us to comply with such filing requirements under the Trial Measures may result in rectification, warnings, and a fine between RMB 1 million and RMB 10 million on our PRC Subsidiaries or Shuya, which could adversely and materially affect our business operations and financial outlook and could cause the value of our common stock to significantly decline or, in extreme cases, become worthless.

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On February 24, 2023, the CSRC, together with other PRC government authorities, released the Provisions on Strengthening the Confidentiality and Archives Administration Related to the Overseas Securities Offering and Listing by Domestic Enterprises (the “Confidentiality and Archives Administration Provisions”), which come into effect on March 31, 2023. The Confidentiality and Archives Administration Provisions require, among others, that PRC domestic enterprises seeking to offer and list securities in overseas markets, either directly or indirectly, shall establish the confidentiality and archives system, and shall complete approval and filing procedures with competent authorities, if such PRC domestic enterprises or their overseas listing entities provide or publicly disclose documents or materials involving state secrets and work secrets of PRC government agencies to relevant securities companies, securities service institutions, overseas regulatory agencies and other entities and individuals. It further stipulates that providing or publicly disclosing documents and materials which may adversely affect national security or public interests, and accounting files or copies of important preservation value to the state and society shall be subject to corresponding procedures in accordance with relevant laws and regulations. As of the date of this prospectus, we are not subject to the approval to the competent authorities since we do not possess any documents or materials involving state secrets and work secrets of PRC government agencies.

We have been closely monitoring regulatory developments in the PRC regarding any necessary approvals from the CSRC or other PRC governmental authorities required for overseas listings, including this offering. As of the date of this prospectus, we have not received any inquiry, notice, warning, sanctions or regulatory objection to this offering from the CSRC, CAC, or other PRC governmental authorities. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities, which could materially and adversely impact our business and financial outlook and may impact our ability to accept foreign investments, or continue to list on a U.S. or other foreign exchange.

China’s Anti-Monopoly Law, M&A rules and certain other PRC laws and regulations also establish complex procedures for acquisitions conducted by foreign investors that could make it more difficult for us to grow through acquisitions in China.

A number of regulations also established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex. For example, the M&A rules require that the Ministry of Commerce, or the MOFCOM, be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise if (i) any important industry is concerned, (ii) such transaction involves factors that have or may have impact on the national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand.

The approval from the MOFCOM shall be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. Mergers, acquisitions or contractual arrangements that allow one market player to take control of or to exert decisive impact on another market player must also be notified in advance to the anti-monopoly authority under the State Council when the threshold under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, or the Prior Notification Rules, issued by the State Council in August 2008 and amended in September 2018, is triggered. In addition, the Rules of the Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the Security Review Rule issued by the MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement.

Furthermore, on December 19, 2020, the National Development and Reform Commission, or the NDRC, and MOFCOM promulgated the Measures for Security Review of Foreign Investment, or the Foreign Investment Security Review Measures, which took effect on January 18, 2021. Under the Foreign Investment Security Review Measures, investment in certain key areas which results in acquiring the actual control of the assets is required to obtain approval from designated governmental authorities in advance. We may grow our business in part by acquiring other companies operating in our industry. Complying with the requirements of the new regulations to complete such transactions could be time-consuming, and any required approval processes, including approval from the MOFCOM, the State Administration for Industry and Commerce and other governmental authorities, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share. It is unclear whether our business would be deemed to be in an industry that raises “national defense and security” or “national security” concerns. However, MOFCOM or other government agencies may publish explanations in the future determining that our business is in an industry subject to the security review, in which case our future acquisitions in China may be closely scrutinized or prohibited. Our ability to expand our business or maintain or expand our market share through future acquisitions would as such be materially and adversely affected.

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Our PRC Subsidiaries and Shuya are subject to restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy our liquidity requirements in the future.

We may need dividends and other distributions on equity from our PRC Subsidiaries or Shuya to satisfy our liquidity requirements. Current PRC regulations permit our PRC Subsidiaries and Shuya to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, such companies are required to set aside at least 10% of their accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. Our PRC Subsidiaries or Shuya may also, at the respective subsidiary’s discretion, allocate a portion of its after-tax profits based on its articles of association and PRC accounting standards to certain reserve funds. These reserves are not distributable as cash dividends. Furthermore, if our PRC Subsidiaries or Shuya incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any limitation on the ability of our PRC Subsidiaries or Shuya to distribute dividends or to make payments to us may restrict our ability to satisfy our future liquidity requirements.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by PRC companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated. If we are deemed by the PRC tax authorities as a PRC tax resident enterprise for tax purposes, any dividends we pay to our non-PRC resident shareholders may be regarded as China-sourced income and as a result, may be subject to PRC withholding tax at a rate of up to 10.0%. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be reduced to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC entity. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including, without limitation, that (a) the Hong Kong entity must be the beneficial owner of the relevant dividends; and (b) the Hong Kong entity must directly hold no less than 25% share ownership in the PRC entity during the 12 consecutive months preceding its receipt of the dividends. In practice, a Hong Kong entity must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot be certain that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to any dividends to be paid by our subsidiaries in mainland China to our Hong Kong subsidiary, Clean Energy Technologies (H.K.) Limited.

We can give no assurance that we will declare dividends of any amounts, at any rate or at all in the future. The declaration of future dividends, if any, will be at the discretion of our board of directors and will depend upon our future operations and earnings, capital requirements, general financial conditions, legal and contractual restrictions and other factors that our board of directors may deem relevant.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from making loans or additional capital contributions to our PRC Subsidiaries or Shuya.

We are a U.S. based company conducting a portion of our operations in China. We may make loans to our PRC subsidiaries or Shuya subject to the approval, registration, and filing with governmental authorities and limitation of amount, or we may make additional capital contributions to our subsidiaries in China and Hong Kong. Any loans to our wholly foreign-owned subsidiaries in mainland China, which are treated as foreign-invested enterprises under PRC law, are subject to foreign exchange loan registrations. In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals or filings on a timely basis, if at all, with respect to future loans by us to our PRC Subsidiaries and Shuya or with respect to future capital contributions by us to our PRC Subsidiaries and Shuya. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds from this offering and to capitalize or otherwise fund our Chinese operations may be negatively affected.

Fluctuations in exchange rates could have an effect on the results of operations of our PRC Subsidiaries and Shuya.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions in China and by China’s foreign exchange policies. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system, and we cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future which may impact the profitability of our operations in China.

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We may once again in the future rely on contractual arrangements to obtain control of a VIE, which may not be as effective in providing operational control as direct ownership.

On January 1, 2023, we entered into the CAA with SSET and Xiangyueheng, two other shareholders of Shuya, wherein the three parties agreed to vote in unison at the shareholders’ meeting of Shuya to consolidate the controlling position of the three parties in Shuya. We relied on such contractual arrangement to gain effective control of Shuya and consolidated Shuya into our consolidated financial statements effective on or after January 1, 2023. After the termination of such contractual arrangements on January 1, 2024, we no longer consolidate Shuya into our consolidated financial statements. See “Prospectus Summary – Corporate Information” for details. However, in the event that we once again employ a similar VIE structure in the future, you should be aware that a controlling financial interest through contractual arrangements is not considered as equal to equity interest and this structure involves unique risks to investors. If we had more than 50% equity ownership of the VIE, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of the VIE, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the contractual arrangement, we relied on the performance by the other external parties of their obligations under the contract to exercise control over the VIE. The other parties may not perform their obligations under the contract. All of such contractual arrangements are governed by and interpreted in accordance with PRC laws, and disputes arising from these contractual arrangements will be resolved through arbitration or litigation in the PRC. There remain significant uncertainties regarding the outcome of arbitration or litigation. These uncertainties could limit our ability to enforce the contractual arrangement. In the event we are unable to enforce the terms of contractual arrangement or we experience significant delays or other obstacles in the process of enforcing such agreement, we may not be able to exert control over the VIE and may lose control over the assets owned by the VIE. Our financial performance may be materially and adversely affected as a result and we may not be eligible to consolidate the financial results of the VIE into our consolidated financial results.

We are not currently in compliance with Nasdaq’s minimum bid price listing requirement; if we are not able to regain compliance with Nasdaq’s listing requirements within the time periods permitted by Nasdaq, our common stock may be delisted, which would likely impair our ability to raise capital and could constitute an event of default under our outstanding promissory notes.

On November 5, 2024, the Company received a written notice from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) indicating that the Company was not in compliance with the $1.00 minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market (the “Minimum Bid Price Requirement”). The Nasdaq listing rules require listed securities to maintain a minimum bid price of $1.00 per share, and, based upon the closing bid price of the Company’s common stock for the prior 30 consecutive business days, the Company no longer met this requirement. The Nasdaq rules initially provided the Company a compliance period of 180 calendar days from the date of the notice (or until May 5, 2025) in which to regain compliance with the Minimum Bid Price Requirement. On May 7, 2025, Nasdaq granted the Company an additional 180-day extension (or until November 3, 2025) to regain compliance with the Minimum Bid Price Requirement.

On January 8, 2025, the Company received a written notice from Nasdaq indicating that the Company was not in compliance with Nasdaq’s annual shareholder meeting requirement as set forth in Listing Rules 5620(a) and 5810(c)(2)(G) (the “Annual Shareholder Meeting Requirement”). The Nasdaq listing rules require the Company to have an annual meeting of shareholders within twelve months of the end of the Company’s fiscal year end, and the Company has not had an annual meeting within twelve months of the Company’s 2023 fiscal year end as required. The Nasdaq rules provided the Company 45 calendar days to submit a plan to regain compliance with the Annual Shareholder Meeting Requirement. The Company submitted such plan as required, and on February 27, 2025, Nasdaq provided the Company an extension of until June 3, 2025, to regain compliance with the Annual Shareholder Meeting Requirement. On April 30, 2025, the Company held its annual meeting of shareholders, and the Company regained compliance with the Annual Shareholder Meeting Requirement.

There is no guarantee that the Company will be able to regain compliance with the Minimum Bid Price Requirement. If the Company’s common stock ultimately were to be delisted for any reason, including because the Company cannot regain compliance with the Minimum Bid Price Requirement, it could negatively impact the Company by (i) reducing the liquidity and market price of the Company’s common stock; (ii) reducing the number of investors willing to hold or acquire the Company’s common stock, which could negatively impact the Company’s ability to raise equity financing; (iii) limiting the Company’s ability to use a registration statement to offer and sell freely tradable securities, thereby preventing the Company from accessing the public capital markets; and (iv) impairing the Company’s ability to provide equity incentives to its employees. Additionally, delisting of the Company’s common stock from the Nasdaq Capital Market could constitute an event of default under its outstanding convertible promissory notes, resulting in those notes becoming immediately due and payable, and resulting in default penalties being applied to those notes.

S-17

Forward-Looking Statements

This prospectus supplement and the information incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve a number of risks and uncertainties. Although our forward-looking statements reflect the good faith judgment of our management, these statements can only be based on facts and factors currently known by us. Consequently, these forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from results and outcomes discussed in the forward-looking statements.

Forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “hopes,” “may,” “will,” “plan,” “intends,” “estimates,” “could,” “should,” “would,” “continue,” “seeks,” “pro forma,” or “anticipates,” or other similar words (including their use in the negative), or by discussions of future matters such as our business, business strategy, products and services we may offer in the future, the outcome and impact of litigation, the timing and results of future regulatory filings, our ability to collect from major customers, our sales and marketing strategy and capital outlook, our estimates regarding our capital requirements, future expenses and need for additional financing, our use of the net proceeds from any offering and other statements that are not historical. These statements include but are not limited to statements under the captions “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections incorporated by reference from our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as applicable, as well as our other filings with the SEC. You should be aware that the occurrence of any of the events discussed under the heading “Risk Factors” in this prospectus supplement, any applicable prospectus supplement and any documents incorporated by reference herein or therein could substantially harm our business, operating results and financial condition and that if any of these events occurs, it could adversely affect the value of an investment in our securities.

The cautionary statements made in this prospectus supplement are intended to be applicable to all related forward-looking statements wherever they may appear in this prospectus supplement or in any subsequent prospectus supplement or any documents incorporated by reference herein or therein. We urge you not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except as required by law, we assume no obligation to update our forward-looking statements, even if new information becomes available in the future.

S-18

Use of Proceeds

We currently intend to use the net proceeds from this offering, if any, for working capital and general corporate purposes, including but not limited to, for capital expenditure and general and administrative expenses.

The amounts and timing of our use of the net proceeds from this offering, if any, will depend on a number of factors, such as the timing and progress of any partnering efforts, any strategic transactions in which we may engage, and the competitive environment for our product. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will have broad discretion in the timing and application of these proceeds. Pending application of the net proceeds as described above, we intend to temporarily invest the proceeds in short-term, interest-bearing instruments.

S-19

Dilution

If you invest in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share and the as adjusted net tangible book value per share after giving effect to this offering. We calculate net tangible book value per share by dividing the net tangible book value, which is tangible assets less total liabilities, by the number of outstanding shares of our common stock. Dilution represents the difference between the price per share paid by purchasers of shares in this offering and the as adjusted net tangible book value per share of our common stock immediately after giving effect to this offering. Our net tangible book value as of September 30, 2025, was approximately $1.3 million, or $0.25 per share.

After giving effect to the sale of our common stock during the remaining term of the Sales Agreement in the aggregate amount of $25 million at an assumed offering price of $2.32 per share, the last reported sale price of our common stock on The Nasdaq Capital Market on November 25, 2025, and after deducting commissions and estimated aggregate offering expenses payable by us, our net tangible book value as of September 30, 2025 would have been $25.5 million, or $1.58 per share of common stock. This represents an immediate increase in the net tangible book value of $1.34 per share to our existing stockholders and an immediate dilution in net tangible book value of $0.74 per share to new investors. The following table illustrates this per share dilution:

Assumed public offering price per share	$2.32
Net tangible book value per share as of September 30, 2025	0.25
Increase in net tangible book value per share attributable to this offering	1.34
Pro Forma, as adjusted net tangible book value per share as of September 30, 2025, after giving effect to this offering	$1.58
Dilution per share to new investors purchasing shares in this offering	$0.74

The above discussion and table are based on 4,663,552 shares of our common stock issued and outstanding as of September 30, 2025, including the following shares of common stock issued after September 30, 2025:

●	671,469 shares of common stock issued upon the conversion of outstanding convertible notes in October and November of 2025;

To the extent that options outstanding as of September 30, 2025, have been or are exercised, or other shares are issued, investors purchasing shares in this offering could experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations, including for potential acquisition or in-licensing opportunities, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

S-20

Plan of Distribution

We have entered into the Sales Agreement with Roth Capital Partners, LLC, under which we may issue and sell shares of our common stock from time to time up to an aggregate sales price of $25,000,000 through or to the Sales Agent. The Sales Agreement is filed as Exhibit 1.2 to our registration statement on Form S-3 of which this prospectus supplement forms a part, and is incorporated by reference in this prospectus supplement. Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus will be made by any method that is deemed an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act.

Each time we wish to issue and sell common stock under the Sales Agreement, we will notify a Sales Agent of the number or dollar value of shares to be issued, the dates on which such sales are anticipated to be made and any minimum price below which sales may not be made. Once we have so instructed such Sales Agent, unless the Sales Agent declines to accept the terms of such notice, the Sales Agent has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares up to the amount specified on such terms. The obligations of the Sales Agent under the Sales Agreement to sell our common stock are subject to a number of conditions that we must meet.

The settlement between us and the Sales Agent is generally anticipated to occur on the second trading day following the date on which the sale was made. Sales of our common stock as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and the Sales Agent may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will pay the Sales Agent a commission equal to up to 3.0% of the gross proceeds we receive from the sales of our common stock. In addition, we have agreed to reimburse the Sales Agent for their reasonable and documented out-of-pocket expenses, including fees and disbursements of their counsel, in an amount not to exceed $35,000 initially, plus an additional amount of up to $5,000 per quarter thereafter. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. In connection with the sale of the common stock on our behalf, the Sales Agent will be deemed to be “underwriters” within the meaning of the Securities Act, and the compensation of the Sales Agent will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the Sales Agent with respect to certain civil liabilities, including liabilities under the Securities Act. We estimate that the total expenses for the offering, excluding compensation payable to the Sales Agent under the terms of the Sales Agreement, will be approximately $36,070.

The offering of our common stock pursuant to the Sales Agreement will terminate upon the earlier of (i) the sale of all of our common stock provided for in this prospectus supplement, or (ii) termination of the Sales Agreement as permitted therein.

To the extent required by Regulation M under the Exchange Act, the Sales Agent will not engage in any market making activities involving our common stock while the offering is ongoing under this prospectus supplement.

The Sales Agent and their affiliates have provided, and may in the future provide, various investment banking and other financial services for us. They have received, or may in the future receive, customary fees and commissions for these transactions.

S-21

Legal Matters

Brunson Chandler & Jones, PLLC, will issue an opinion about certain legal matters with respect to the validity of the common stock offered by this prospectus supplement. The Sales Agent is being represented in connection with this offering by Pryor Cashman LLP, New York, New York.

Experts

The financial statements incorporated by reference in this prospectus supplement and elsewhere in the registration statement of which this prospectus supplement is a part have been so incorporated by reference in reliance upon the report of TAAD LLP, independent registered public accountant, upon the authority of the firm as an expert in accounting and auditing.

Where You Can Find More Information

This prospectus supplement, which constitutes a part of the registration statement on Form S-3 we filed with the SEC under the Securities Act, does not contain all of the information set forth in the registration statement or the exhibits which are part of the registration statement. For further information with respect to us and the securities offered by this prospectus supplement, we refer you to the registration statement and the exhibits filed as part of the registration statement. Neither we nor any agent, underwriter or dealer has authorized any person to provide you with information that is different from that contained in this prospectus supplement, any applicable prospectus supplement or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, any applicable subsequent prospectus supplement or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement, any applicable subsequent prospectus supplement or any related free writing prospectus is delivered, or securities are sold, on a later date.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. You may obtain a copy of these filings at no cost by writing us at the following address: Clean Energy Technologies, Inc., 1340 Reynolds Ave., Unit 120, Irvine, California 92614, Attention: Corporate Secretary. We also maintain a website at www.heatrecoverysolutions.com. The information contained in, or that can be accessed through, our website is not part of this prospectus supplement.

S-22

Incorporation of Certain Information by Reference

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with them, which means that we can disclose important information to you by referring you to those documents. In accordance with Rule 412 of the Securities Act, any statement contained or incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We incorporate by reference the documents listed below:

●	our Annual Report (Amendment No. 2) on Form 10-K/A for the fiscal year ended December 31, 2024, filed with the SEC on June 9, 2025;

●	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on May 20, 2025;

●	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025, filed with the SEC on August 19, 2025;

●	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025, filed with the SEC on November 19, 2025;

●	our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on January 8, 2024, February 7, 2024, March 7, 2024, March 20, 2024, May 1, 2024, June 24, 2024, June 26, 2024, August 27, 2024, September 6, 2024, September 13, 2024, October 3, 2024, October 18, 2024, November 8, 2024, November 14, 2024, December 4, 2024, December 11, 2024, January 10, 2025, January 22, 2025, March 4, 2025, April 10, 2025, April 24, 2025, May 7, 2025, May 12, 2025, May 22, 2025, June 5, 2025, July 23, 2025, August 4, 2025, August 18, 2025, and September 30, 2025.

We also incorporate by reference into this prospectus all documents (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the securities made by this prospectus (including documents filed after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement).

You may request a copy of these filings at no cost, by contacting us at the following address or telephone number:

Clean Energy Technologies, Inc.

1340 Reynolds Ave., Unit 120

Irvine, California 92614

Attention: Corporate Secretary

(949) 273-4990

S-23

$25,000,000

Common Stock

PROSPECTUS SUPPLEMENT

Roth Capital Partners

November 25, 2025